Exhibit 99.1

GLOBAL NET LEASE completes $88 million whirlpool financing

NEW YORK – July 13, 2020 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”) announced today that the Company, through certain of its subsidiaries, entered into a financing transaction with a syndicate of regional banks led by BOK Financial and borrowed an aggregate of $88 million secured by six (6) properties that are leased to Whirlpool Corporation, a Fortune 200 company with a Moody's credit rating of Baa1. The transaction is structured as six (6) individual loans (the “Loans”), each secured by one of the properties in the collateral pool. Per the terms of the applicable loan agreements, the Loans are cross-collateralized and cross-defaulted. The maturity date of the Loans is July 2027. The Loans were swapped to fixed via six (6) interest rate swaps that carry an interest rate of 3.45%. The Loans are interest-only with the principal due at maturity. At the closing of the Loans, an aggregate of $84 million of proceeds was used to repay amounts outstanding under the Company's revolving credit facility and the remaining proceeds after costs and fees are available for general corporate purposes.

“Completing the Whirlpool financing in this environment at a very favorable interest rate illustrates our team’s ability to continue executing on our objectives despite the new challenges we have faced,” said James Nelson, CEO of GNL “We believe this financing, coupled with the 98% second quarter cash rent collection we recently reported, demonstrates how GNL continues to perform extremely well.”

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global coronavirus pandemic, including actions taken to contain or treat the coronavirus, on the Company, the Company’s tenants and the global economy and financial markets and that the information about second quarter 2020 rent collections includes additional rent collected with respect to April and May as compared to previously reported information due to ongoing collection efforts and second quarter 2020 rent collections may not be indicative of any future period, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 28, 2020, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed on May 7, 2020 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com Phone: (212) 415-6510